Exhibit 10.1
September 1, 2009
R. Chris Kreidler
Dear Chris:
It is my pleasure to offer you employment with Sysco Corporation as Executive Vice President and Chief Financial Officer. I am confident that you will help lead our company with integrity and will help our company grow and prosper as required to sustain our distinct position as the industry leader. Outlined below you will find the revised details of our offer following our discussion this past weekend:
•	Your annual base salary will be $500,000 or $20,833.33 semi-monthly.

•	Effective on your hire date, you will become a participant in the Sysco Management Incentive Plan (MIP).

•	You will be eligible for a bonus as an MIP Participant for FY 2010, which will be prorated at 80% based on your anticipated start date. Your bonus will be based on your annual base salary and the Company’s financial performance for FY 2010. It will be paid out shortly after July 3, 2010 (end of Corporation’s fiscal year). Eligibility for the bonus is contingent upon your continued employment with Sysco through the end of the fiscal year.

•	In November 2009, in conjunction with the regular Long Term Incentive grants to MIP participants, the Compensation Committee of the Board will grant you long term incentive awards representing 240% of your annual base salary as follows:
o	50% Stock Options – 5-year annual vesting

o	25% Cash Performance Units (CPU’s) – based on 3-year performance

o	25% Restricted Stock Units (RSU’s) – 3-year annual vesting
•	As a special, onetime sign-on incentive, at the next scheduled Compensation Committee Meeting of the Board, the Committee will grant you 5,000 RSU’s with 3-year annual vesting and 75,000 stock options with 5-year annual vesting. Standard MIP participant forms will be used which include a non-compete provision.

•	As an MIP participant, you will also be eligible to participate in the following significant executive benefit programs:
o	A Supplemental Executive Retirement Plan that should provide additional retirement income above the benefits of a non-MIP employee.

o	A Disability Income Plan that will provide you with benefits in case of personal disability.

o	Additional group life and accidental death and dismemberment benefits that will be in effect for you as a member of the Plan.

•	In FY 2011, you will also be eligible for an Executive Deferred Compensation Plan that will allow you to defer a portion of your MIP bonus. This plan is intended to assist you in accumulating additional wealth and diversified investments.

•	You will be eligible for full benefits with medical, dental and vision insurance effective the first day of the month following two full months of employment with Sysco.

•	Sysco will reimburse you for certain expenses incurred in moving. These reimbursements will include the cost of moving household goods and vehicles, real estate fees incurred in selling your current residence, closing costs associated with the purchase of a new residence including the cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys (if required) and reasonable attorney’s fees.

•	During your transition, we will reimburse you for up to twelve months’ rent in Houston. We hope that you will be able to sell your home as soon as possible. When you sell your home, we will reimburse you for 50% of your loss on such sale, but in no event will Sysco reimburse more than $250,000 on such loss. Loss is defined as the gross proceeds on the sale of the house (including all reimbursed fees) subtracted from purchase price and improvements attached to the property ($1,425,000). Reimbursement made directly to you on which you must pay federal tax will be increased by 35%. Please note that as a result of your position, Sysco is not allowed to provide you loans or guarantee loans.
This offer is contingent upon final Board approval and successful completion of the pre-employment drug and background check process. Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.
Chris, we are pleased to extend this offer to become a part of the Sysco family. We anticipate your start date to be on or about October 5, 2009. Please confirm your acceptance of this offer by signing in the designated space provided below.
Welcome to Sysco!
Sincerely,
/s/ WILLIAM J. DELANEY
William J. DeLaney
Chief Executive Officer

Agreed and Accepted:

/s/ R. CHRIS KREIDLER
R. Chris Kreidler Start Date: October 5, 2009

c:	John M. Cassaday, Chair of Compensation Committee Manual A. Fernandez, Board Chairman Michael C. Nichols, General Counsel Kenneth F. Spitler, Vice Chairman Mark Wisnoski, Vice President of HR

Title:	Executive Vice President and Chief Financial Officer
Direct Reports:	Controller, Treasurer, Investor Relations
Start Date:	October 5, 2009

	Projected
	Annual Compensation	FY 2010 Compensation
Base Pay	$500,000	As paid
MIP Bonus (no guarantee)	$1,000,000 (target 200%)	80% prorated
Target Annual Cash Compensation	$1,500,000

Long Term Incentive Plans
- 50% Stock Options
- 25% Cash Performance Units	300% of base (target)	80% prorated
- 25% Restricted Stock Units
Eligible for Supplemental Early Retirement Plan (SERP)
Sign-On Consideration

Incentive	Vesting	Estimated Value
$125,000
5,000 Restricted Stock Units	3 years	(assumes $25 stock price)
$375,000
75,000 Stock Options	5 years	(assumes $5 B.S. value)
Typical moving, relocation, temporary housing, closing costs, etc.